UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2024

INSMED INCORPORATED
(Exact name of registrant as specified in its charter)

Virginia	000-30739	54-1972729
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 US Highway 202/206 Bridgewater, New Jersey	08807 (Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (908) 977-9900

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	INSM	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01	Entry into a Material Definitive Agreement.

On October 31, 2024, Insmed Incorporated (the “Company”) entered into an Amended and Restated Loan Agreement with BioPharma Credit PLC (the “Collateral Agent”), BPCR Limited Partnership and BioPharma Credit Investments V (Master) LP, which are funds managed by Pharmakon Advisors, LP (collectively, “Pharmakon”), and the guarantors party to such agreement (the “A&R Loan Agreement”). The A&R Loan Agreement amends and restates the Company’s prior Loan Agreement, dated as of October 19, 2022, between the Company, the Collateral Agent, Pharmakon, and the guarantors party thereto (the “Prior Loan Agreement”).

The A&R Loan Agreement amends the Prior Loan Agreement to, among other items, add a new $150 million senior secured term loan tranche (the “Tranche B Term Loan”). The A&R Loan Agreement continues to provide for a senior secured term loan of $350 million (in addition to the accrual and capitalization of $46,769,917 of paid-in-kind interest under the Prior Loan Agreement), which the Company drew in full in connection with its entry into the Prior Loan Agreement (the “Tranche A Term Loan” and, together with the Tranche B Term Loan, the “Term Loans”). The Term Loans bear interest at a fixed rate of 9.60% per annum. The A&R Loan Agreement extends the maturity date of the Term Loans to September 30, 2029, subject to acceleration to February 1, 2028 on the occurrence of certain prespecified events. As consideration for the provision of the Tranche B Term Loan, the Company agreed to pay Pharmakon a fee equal to 2.00% of the Tranche B Term Loan at the closing date of the Tranche B Term Loan and an additional exit fee of 2.00% of the amount of each prepayment or repayment of the Term Loans. The Term Loans will be repaid in eight equal quarterly payments starting on January 3, 2028.

The A&R Loan Agreement contains customary affirmative covenants for transactions of this type, including, among others, the provision of financial and other information to the Collateral Agent, notice to the Collateral Agent upon the occurrence of certain material events, and compliance with applicable laws. The A&R Loan Agreement also contains customary negative covenants, including certain restrictions on the ability to merge and consolidate with other companies, incur indebtedness, and grant liens or security interests on assets. The A&R Loan Agreement includes certain customary events of default. If a default occurs and is continuing, the Company may be required to repay all amounts outstanding under the A&R Loan Agreement.

The Term Loans are secured by a perfected security interest on substantially all of the Company’s assets that is governed by the terms of an intercreditor agreement among the Collateral Agent, OrbiMed Royalty & Credit Opportunities IV, LP (the “Purchaser”) and the Company.

Also on October 31, 2024, the Company entered into the First Amendment to Revenue Interest Purchase Agreement (the “First Amendment”) with the Purchaser.  The First Amendment amends the Company’s Revenue Interest Purchase Agreement, dated as of October 19, 2022, between the Company and the Purchaser (the “Financing Agreement”). The First Amendment amends, among other things, certain restrictions contained in the Financing Agreement on the ability to incur indebtedness.

The foregoing summaries of the A&R Loan Agreement and the First Amendment do not purport to be complete and are qualified in their entirety by reference to the text of the A&R Loan Agreement and the First Amendment, which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

ITEM 2.02	Results of Operations and Financial Condition.

On October 31, 2024, the Company issued a press release regarding its financial results for the three months and nine months ended September 30, 2024. A copy of this press release is furnished herewith as Exhibit 99.1 pursuant to this Item 2.02.

The information contained herein, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated into this Item 2.03 by reference.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release issued by Insmed Incorporated on October 31, 2024.
104	Cover Page Interactive Date File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 31, 2024	INSMED INCORPORATED

	By:	/s/ Michael A. Smith
	Name:	Michael A. Smith
	Title:	Chief Legal Officer and Corporate Secretary